Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

VENOCO, INC. REPORTS SECOND QUARTER 2007 RESULTS

Production reaches 19,628 BOE/d, up 11% from the 1st quarter of 2007

Production expense down $1.25/BOE from the 1st quarter of 2007

DENVER, COLORADO, August 13, 2007 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operating results for the second quarter of 2007.  For the quarter Venoco produced a company high of 1.79 million barrels of oil equivalent (BOE), up nearly 200,000 BOE over the first quarter of 2007.  The second quarter average daily production was 19,628 BOE per day (BOE/d) up 11% versus 17,670 BOE/d in the first quarter of 2007.

The company reported a net loss of $3.1 million in the period, including the effect of $3.6 million (after related income taxes) in unrealized mark-to-market derivative losses (non-cash) and a $7.4 million (after related income taxes) loss on extinguishment of debt recorded in connection with the refinancing of the company’s second lien term loan facility.

Venoco also reported production expenses of $14.53 per BOE in the second quarter — a decrease of nearly 8% compared to the first quarter of 2007 and a decrease of 2.5% compared to the second quarter of 2006.

Venoco further reported EBITDA (defined as earnings before interest expense, loss on extinguishment of debt, income taxes, and depreciation, depletion and amortization expense) of $47.4 million in the second quarter of 2007, up 160% from first quarter 2007 EBITDA of $18.2 million.  Adjusted EBITDA, which adds back the non-cash amortization of derivative premiums, the effect of unrealized commodity hedging losses and non-cash share based compensation expense, set a company high of $57.1 million in the period, up 49% from first quarter 2007 Adjusted EBITDA of $38.2 million.  Please see the end of this release for a reconciliation of these non-GAAP financial measures to net income (loss), the most comparable GAAP financial measure.

Mr. Tim Marquez, Chairman and Chief Executive Officer, said, “We are pleased to see the ramp-up in production this quarter, particularly coupled with an overall decrease in per-unit production costs.  We expect production to continue to rise thanks to several ongoing projects.  We are excited about the workover and replacement well program at our Hastings and Manvel properties in Texas and our activities in California, including the continued drilling and recompletions in the Sacramento Basin and new wells in the recently acquired West Montalvo field. As a result of these projects, we expect to see production continue to climb through the balance of 2007 and expect to average 20,500 to 22,500 BOE/d during 2007, as we have previously indicated.”

Montalvo and Manvel Acquisitions

Venoco completed two acquisitions in the second quarter — on April 25th it closed on the acquisition of several Texas Gulf Coast fields, including the Manvel field in Brazoria County, for $46.1 million, and on May 11th it completed the purchase of the West Montalvo field located in Ventura County, California for $61.3 million.

Late in the second quarter, Venoco reached total depth on an extended reach well in the West Montalvo field.  The well, which is intended to better define the offshore portion of the field, is currently being completed for production testing.  “The West Montalvo field was discovered in 1951, but the areal extent and full potential of the field have not been fully defined,” Mr. Marquez observed.  “Besides returning idle wells to production on the onshore portion of the field, we see the offshore portion as very promising.  We are in the process of planning and permitting additional wells to further delineate the offshore portion of the field.”

Mr. Marquez continued, “In the Manvel field, we are benefiting from our experience in Hastings in the design and execution of our recompletion and workover plan.”

2007 Capital Budget

“We increased our 2007 capital expenditures budget from $230 million to $270 million during the quarter.  The incremental capital is earmarked to drill replacement wells in our Hastings field and to pursue the exploitation of our recently acquired Manvel and Montalvo properties,” Mr. Marquez said.

During the second quarter Venoco closed a new $500 million term loan facility to replace its prior $350 million term loan facility.  In addition, Venoco completed a public offering of common stock in early July and received proceeds of $116 million (net of commissions, fees and discounts).  Mr. Marquez commented, “These transactions allowed us to finance the Manvel and Montalvo acquisitions, expand our capital budget, and strengthen our balance sheet.  We have the financial strength to continue to actively pursue acquisitions and aggressively develop our assets.”

2007 Production Expenses and General & Administrative Costs

Production expenses decreased to $14.53 per BOE in the second quarter of 2007 from $15.78 per BOE in the first quarter 2007, due primarily to a reduction in remedial work conducted in the Hastings complex and the increase in second quarter production.  The amount of remedial work conducted in the Hastings complex during the second half of 2007 is expected to be substantially less than in the first half. Also, the company continues to add volume from lower production cost gas wells in the Sacramento Basin. These factors, combined with expected production increases, are expected to result in 2007 production expenses continuing to trend downward on a per BOE basis.

General and administrative expenses decreased to $4.05 per BOE in the second quarter of 2007 from $6.16 per BOE in the first quarter of 2007, due primarily to the increase in production quarter over quarter and an increase in the proportion of general and administrative expenses capitalized in connection with the company’s 2007 development, exploitation, exploration and acquisition activities. While outlays for general and administrative costs are expected to be higher in 2007 than 2006, on a per BOE basis, the expensed portion is expected to decline in 2007 relative to 2006.

Conference Call and Webcast

The company will host a conference call on Tuesday, August 14, 2007 at 9:30 a.m. Mountain (11:30 a.m. Eastern) to discuss its second quarter 2007 results.  The call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 271-0675 and use conference code 97316579.  International participants can call (617) 213-8892 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 90234278.  A replay will also be available on the Venoco website for 30 days.

Quarterly Report

The company has filed a quarterly report on Form 10-Q for the period ended June 30, 2007.  Interested parties may access the Form 10-Q and the company’s other SEC filings through the company’s website.  Additionally, shareholders may receive a hard copy of the company’s complete Form 10-Q free of charge.  Requests can be made via the Company’s website, via email sent to investor@venocoinc.com or by calling the corporate office at (303) 626-8300.

About the Company

Venoco is an independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties in California and Texas.  It has headquarters in Denver, Colorado and regional offices in Carpinteria, California and Houston, Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates three onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates eighteen fields in the Texas Gulf Coast and South Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, reserves, capital expenditures, development projects, production and general and administrative expenses and all other statements other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling activity, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties.  Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely affect the anticipated costs per barrel. Further information on risks and uncertainties that may affect the Company’s operations and financial performance is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, (303) 626-8320 direct; (805) 455-9658 cell.  This release is available on our website at www.venocoinc.com.

Source: Venoco, Inc.

OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended	Quarter Ended
	3/31/07	6/30/07

Production Volume:
Natural Gas (MMcf)	4,244	4,681
Oil (MBbls)	883	1,006
MBOE	1,590	1,786

Daily Average Production Volume:
Natural Gas (Mcf/d)	47,156	51,440
Oil (Bbls/d)	9,811	11,055
BOE/d	17,670	19,628

Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$49.26	$56.37
Realized hedging gain (loss)	0.35	(0.10)
Net realized price	$49.61	$56.27

Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$7.12	$6.96
Realized hedging gain (loss)	(0.03)	(0.01)
Net realized price	$7.09	$6.95

Average Sale Price per BOE (1)	$45.54	$48.42

Expense per BOE:
Production expenses (2)	$15.78	$14.53
Transportation expenses	1.18	0.79
Depreciation, depletion and amortization	12.96	13.19
General and administrative	6.16	4.05

(1)             Average Sale Price is based upon oil and natural gas sales, net of inventory changes, realized commodity derivative losses and amortization of derivative premiums and other comprehensive loss, divided by sales volumes.

(2)             Production expenses are comprised of oil and natural gas production expenses and production taxes.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
($ in thousands)

	Quarter Ended	Quarter Ended
	3/31/07	6/30/07

REVENUES:
Oil and natural gas sales	73,639	90,507
Commodity derivative gains (losses)	(18,714)	(8,431)
Other	813	752
Total revenues	55,738	82,828
EXPENSES:
Oil and natural gas production	25,087	25,946
Transportation expense	1,877	1,407
Depletion, depreciation and amortization	20,599	23,556
Accretion of abandonment liability	773	844
General and administrative	9,795	7,238
Amortization of deferred loan costs	1,245	985
Interest, net	13,327	16,012
Loss on debt extinguishment	—	12,063
Total expenses	72,703	88,051
Income (loss) before taxes	(16,965)	(5,223)
Income tax provision (benefit)	(6,600)	(2,100)
Net income (loss)	$(10,365)	$(3,123)

DECEMBER 31, 2006 AND JUNE 30, 2007
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
UNAUDITED
($ in thousands)

	Consolidated	Consolidated
	12/31/06	6/30/07

ASSETS
Cash and cash equivalents	$8,364	$14,583
Accounts receivable	48,042	54,690
Inventories	3,211	2,637
Prepaid expenses and other current assets	7,226	4,178
Income tax receivable	8,098	3,276
Deferred income taxes	879	4,042
Commodity derivatives	10,348	7,133
Total current assets	86,168	90,539

PROPERTY, PLANT AND EQUIPMENT, AT COST:
Oil and gas properties	881,570	1,154,440
Drilling equipment	13,731	14,482
Other property and equipment	12,380	15,668
Total property, plant and equipment	907,681	1,184,590
Accumulated depletion, depreciation and amortization	(133,428)	(177,554)
Net property, plant and equipment	774,253	1,007,036

Total other assets	32,772	23,841
TOTAL ASSETS	$893,193	$1,121,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$53,900	$68,671
Undistributed revenue payable	15,596	13,823
Accrued interest	5,295	4,389
Deferred income taxes	—	—
Current maturities of long-term debt	3,557	2,885
Commodity derivatives	8,574	13,768
Total current liabilities	86,922	103,536
LONG-TERM DEBT	529,616	745,514
DEFERRED INCOME TAXES	40,424	27,866
COMMODITY DERIVATIVES	6,931	23,145
ASSET RETIREMENT OBLIGATIONS	38,984	42,921
Total liabilities	702,877	942,982
Total stockholders’ equity	190,316	178,434
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$893,193	$1,121,416

GAAP RECONCILIATIONS

We use EBITDA and EBITDA adjusted as described below, referred to in this release as Adjusted EBITDA, as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We define EBITDA as net income (loss) before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation, depletion and amortization, (v) amortization of deferred loan costs, and (vi) the cumulative effect of change in accounting principle, and we define Adjusted EBITDA as EBITDA before the effect of (a) pre-tax unrealized gains and losses on derivative instruments, (b) non-cash expenses relating to the amortization of derivative premiums, and (c) non-cash expenses relating to share-based payments under FAS 123R. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance.  Because the use of EBITDA and Adjusted EBITDA facilitate comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as alternatives to cash flow from operating activities or as measures of our liquidity. You should not assume that the Adjusted EBITDA amounts shown are comparable to Adjusted EBITDA or similarly named measures disclosed by other companies. In evaluating EBITDA and Adjusted EBITDA, you should be aware that they exclude expenses that we will incur in the future on a recurring basis.  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only on a supplemental basis.

UNAUDITED
($ in thousands)

	Quarter Ended	Quarter Ended
	3/31/07	6/30/07

EBITDA Reconciliations:
Net income (loss)	$(10,365)	$(3,123)
Plus: Interest, net	13,327	16,012
Income taxes	(6,600)	(2,100)
DD&A	20,599	23,556
Amortization of deferred loan costs	1,245	985
Loss on debt extinguishment	—	12,063
EBITDA	$18,206	$47,393

Plus: Pre-tax share-based payments	1,140	1,460
Amortization of derivative premiums and other comprehensive loss	1,898	2,419
Pre-tax unrealized commodity derivative losses	16,990	5,861
Adjusted EBITDA	$38,234	$57,133